Exhibit 99.1

For more information, contact:
Brad Pogalz (952) 887-3753

Donaldson Company Provides COVID-19 Business Update,
Announces Third Quarter 2020 Earnings Conference Call Date

MINNEAPOLIS (April 29, 2020) — Donaldson Company, Inc. (NYSE: DCI), a leading worldwide provider of innovative filtration products and solutions, today is providing a business update in response to the evolving COVID-19 pandemic.

“Our top priorities include the health and safety of our employees, fulfilling customer commitments and doing our part to help stop the spread of COVID-19, and I am extremely proud of how our company has responded,” said Tod Carpenter, chairman, president and chief executive officer. “I want to thank our employees for doing an excellent job coordinating and collaborating in this challenging environment, and I want to especially acknowledge our front-line workers for showing incredible dedication to our customers. We are honored to support the remarkable contributions of today’s heroes – those who are working on farms, transporting goods, producing food and medicine, and tirelessly protecting people’s health. On behalf of Donaldson Company, I thank all the people who keep our world moving forward.

“Donaldson has 105 years of experience managing complex and dynamic situations, and our robust capabilities are complemented by the strength of our diverse portfolio of filtration businesses. We support critical markets, including manufacturing, transportation, agriculture, defense and food and beverage, and we have a solid base of replacement part sales that make up more than 60 percent of our total sales. Additionally, our stable financial position allows us to continue pursuing long-term opportunities, like winning first-fit programs and expanding further into strategically important markets and geographies. Through our dedicated employees, deep customer relationships and strong value proposition as a technology-led filtration company, I am confident that we will successfully navigate this fluid environment.”

Prioritizing People

Donaldson has implemented a variety of countermeasures to promote the health and safety of its employees and their families during this pandemic, including business travel restrictions, remote work capabilities, social distancing practices, increased cleaning frequency and thoroughness, temperature screenings and quarantine protocols. The Company is also investing to support its employees during the outbreak, including COVID-19 paid leave and employee assistance programs. The Company’s practices and policies are informed by recommendations from public health authorities, such as the Centers for Disease Control and Prevention, European Centre for Disease Prevention and Control, and World Health Organization, which are being closely monitored by Donaldson’s crisis response team.

Maintaining Operations

Donaldson continually aligns its worldwide manufacturing resources as customer needs and market conditions change. Many of Donaldson's business lines are considered “essential” or “critical” by governmental agencies, so the Company has maintained operations at nearly all its facilities. The Company has experienced temporary closures at a small number of facilities in certain regions, reflecting Donaldson’s compliance with local mandates and support of its employees. With its global footprint, region-to-support region production strategy, strong network of high-quality suppliers, and diverse business composition, Donaldson has avoided meaningful operational disruption and continues to support its customers around the world.

Financial Position and Liquidity

Donaldson’s historically strong balance sheet provides flexibility to support investments in growing its business, paying a dividend and repurchasing its shares. The Company targets a net-debt-to-EBITDA leverage ratio of 1.0. As of March 31, 2020, the leverage ratio was approximately 1.1, including an additional $100 million drawn from the Company’s credit facility as a precautionary measure. Total liquidity, as defined by cash on hand and availability under a $500 million revolving credit facility, was $438 million at the end of March. The Company believes its liquidity is sufficient for meeting all its operating needs and financial obligations. Notable obligations include a $50 million term loan that matures in July 2020 and a revolving credit facility that matures in July 2022.

Consistent with the Company’s previously stated investment plans, the pace of capital expenditures is decelerating as previously initiated capacity expansion projects related to manufacturing and supply chain optimization are completed. Total capital expenditures during the first half of fiscal 2020 increased $12.6 million, or 18.8 percent, from 2019, while combined capital expenditures for February and March 2020 declined nearly 50 percent from the prior year, reflecting the planned deceleration. The Company continues to expect that the fiscal 2021 capital expenditures will be significantly below fiscal 2020.

Donaldson remains committed to its dividend, which has been paid every quarter for 64 years and increased annually for more than 20 consecutive years. Share repurchase is a more flexible component of Donaldson’s capital deployment priorities. At a minimum, the Company intends to offset annual dilution of approximately 1 percent from stock-based compensation. Repurchase beyond that amount is weighed against all potential uses of cash. Through March 31, 2020, Donaldson repurchased 1.6 percent of its outstanding shares, an incremental 0.6 percent since the end of its fiscal second quarter and resulting in a net reduction to shares this fiscal year. The Company did not repurchase any of its outstanding shares in April 2020.

Recent Performance and Outlook

Donaldson’s preliminary third quarter sales are expected to decline between 14 and 16 percent from the prior year, reflecting uneven demand during the quarter as the pandemic continued to spread globally. Sales between February 1 and March 31, 2020, declined 8.7 percent from the prior year, or 6.9 percent without the negative impact from currency translation, while preliminary April 2020 sales are expected to be down between 25 and 30 percent from 2019.

Compared with the prior year, sales in Donaldson’s Asia-Pacific region underperformed relative to the rest of the world in February and outperformed in March and April as China began recovering while the impact of COVID-19 began spreading more significantly to other regions. Sales of replacement parts, which make up more than 60 percent of Donaldson’s total sales, significantly outperformed relative to sales of new equipment, particularly within Engine Aftermarket and certain businesses in the Industrial Products segment, including Industrial Air Filtration and Process Filtration.

Through March 31, 2020, Donaldson’s quarter-to-date operating profit as a rate of sales is down from the prior year, driven by loss of operating expense leverage on lower sales. Quarter-to-date gross margin through March 31, 2020, was approximately flat with the prior year, due primarily to a favorable mix of sales combined with benefits from procurement initiatives and lower raw materials costs. The Company continues to focus on gross margin improvement, where appropriate, while balancing uneven customer demand. Donaldson is controlling its manufacturing and operating expenses by matching production labor with demand. The Company has also instituted a global hiring freeze for all non-essential positions while further reducing discretionary expenses. These initiatives are expected to partially offset the impact of further sales declines in April.

The magnitude and duration of the impact from the COVID-19 pandemic on Donaldson’s business cannot be reasonably estimated and will likely be material. Consequently, Donaldson is withdrawing its full-year financial targets for fiscal 2020 and 2021. The Company will continue to evaluate the situation and provide an update when it releases its third quarter 2020 earnings report on June 2, 2020.

Miscellaneous

Donaldson will webcast its third quarter 2020 earnings conference call at 9:00 a.m. CDT on Tuesday, June 2, 2020.

WEBCAST:	To listen to a live webcast of the call, visit the “Events & Presentations” section of Donaldson’s Investor Relations website at IR.Donaldson.com and click on “listen to webcast” option.

REPLAY:	The webcast replay will be available within the “Events & Presentations” section of Donaldson’s Investor Relations website beginning at approximately 12:00 p.m. CDT on Tuesday, June 2, 2020.

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” “plan,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could cause the Company’s results to differ materially from these statements. These factors include, but are not limited to, economic and industrial conditions worldwide; the Company's ability to maintain competitive advantages; threats from disruptive innovation; highly competitive markets with pricing pressure; the Company's ability to protect and enforce its intellectual property; the difficulties in operating globally; customer concentration in certain cyclical industries; significant demand fluctuations; unavailable raw materials or material cost inflation; inability of operations to meet customer demand; difficulties with information technology systems and security; foreign currency fluctuations; governmental laws and regulations; litigation; changes in tax laws and tax rates, regulations and results of examinations; the Company's ability to attract and retain qualified personnel; changes in capital and credit markets; execution of the Company's acquisition strategy; the possibility of intangible asset impairment; the Company's ability to manage productivity improvements; unexpected events and the disruption on operations, including the COVID-19 pandemic; the Company's ability to maintain an effective system of internal control over financial reporting; and the United Kingdom’s decision to end its membership in the European Union. These and other risks and uncertainties are described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2019 and Form 10-Q for the period ended January 31, 2020. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. The results presented herein are preliminary, unaudited and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-Q.

About Donaldson Company

Founded in 1915, Donaldson Company is a global leader in the filtration industry with sales, manufacturing and distribution locations around the world. Donaldson’s innovative technologies are designed to solve complex filtration challenges and enhance customers’ equipment performance. For more information, visit www.Donaldson.com.